UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 13, 2005

Mitek Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-15235	87-0418827
(Commission File Number)	(IRS Employer Identification No.)

14145 Danielson Street, Suite B, Poway, CA	92064
(Address of Principal Executive Offices)	(Zip Code)

(858) 513-4600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In December 2004, Mitek Systems, Inc. (the "Company") discovered a potential error which could result in an adjustment relating to the beneficial conversion feature of the secured convertible note issued to Laurus Master Fund Ltd. (“Laurus”) during the third fiscal quarter ended June 30, 2004, and the resulting interest expense from the amortization of the debt financing costs. In January 2005, the Company concluded that the adjustment relating to the beneficial conversion feature of the secured convertible note should be made and the interest expense from the amortization of the debt financing costs should have been recorded. The Company determined that warrants issued in connection with the Laurus transaction, previously recorded as equity, should have been recorded as a liability, until such time as the registration of the shares subject to the warrant becomes effective. The Company has restated its financial statements for the third fiscal quarter ended June 30, 2004 and has filed an amended Form 10-Q with the Securities and Exchange Commission.

As adjusted for the restatement, current liabilities for the fiscal third quarter of 2004 were approximately $3.0 million, rather than $2.3 million as originally reported. Long-term liabilities were approximately $1.7 million, rather than $2.4 million as originally reported. Total liabilities for the fiscal third quarter of 2004 were approximately $4.6 million as adjusted and as originally reported. Interest expense for the fiscal third quarter of 2004 was $17,556, rather than $12,570 as originally reported. Net loss for the fiscal third quarter of 2004 was $1.4 million as adjusted and as originally reported.

While the Company believes it has corrected the accounting procedures involved, the financial statements contained in the originally filed 10-Q for the quarter ended June 30, 2004 should no longer be relied upon.

The Audit Committee and the authorized officers of the Company have discussed with the Company's independent auditors the matters disclosed in this Form 8-K and in the amended Form 10-Q.

Item 9.01 Financial Statements and Exhibits.

Item 9.01(c) Exhibits

     Exhibit 99.1 Press Release of the Company dated January 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITEK SYSTEMS, INC.

Date: January 14, 2005	By:	/s/ James B. DeBello
James B. DeBello
President and Chief Executive Officer